Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg,
Tysons Corner, Virginia		Chairman, Chief Executive Officer
April 23, 2014		or
Mark A. Wendel,
EVP, Chief Financial Officer
703-584-3400

CARDINAL ANNOUNCES FIRST QUARTER EARNINGS;

SUCCESSFUL INTEGRATION OF UNITED FINANCIAL BANKING COMPANIES

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”) today announced quarterly earnings of $4.3 million, or $0.13 per diluted share, for the period ended March 31, 2014.  This compares to earnings of $7.2 million, or $0.23 per diluted share, for the first quarter of last year.  On January 15th, the Company acquired United Financial Banking Companies, Inc. (UFBC), and during the quarter, the Company incurred $3.2 million of expenses related to this merger and to the conversion of back office systems.  The after-tax impact of these expenses was $0.07 per share. Without these expenses, the Company had adjusted quarterly earnings of $6.5 million, or $0.20 per share.

Selected Highlights

•                  During the quarter, loans held for investment organically grew approximately $67 million, or over 13% annualized.  This is the fourth consecutive quarter of annualized double digit loan growth.

•                  Asset quality remains excellent.  Nonperforming loans were 0.16% of total assets, and the Company had net loan charge offs of 0.12% of average loans outstanding.  The Company had $0 real estate owned at March 31, 2014, and $4.9 million of non-accruing loans.

•                  The Company integrated UFBC’s systems in March.  Quarterly income and expenses include the operations of the former UFBC since the January 15, 2014 combination.

•                  Despite refinance volume slowing to 18% of originations and difficult winter weather conditions that impacted home buying, late quarter activity resulted in mortgage loan applications increasing to $961 million for the current quarter, up slightly from $886 million for the previous quarter. Mortgage bank segment net loss decreased to $167,000 compared to $1.6 million for the previous quarter and $1.1 million for the first quarter 2013.

•                  All capital ratios exceed the requirements of banking regulators to be considered well-capitalized.  Tangible common equity capital (TCE) as a percentage of total assets was 9.88% at March 31, 2014.

United Financial Banking Companies Acquisition

On January 15, 2014, the Company completed its previously announced acquisition of UFBC and its primary subsidiary, The Business Bank.  In connection with the transaction, 1,616,882 shares of the Company’s common stock were issued to UFBC’s shareholders, along with $26.8 million in cash.   The Company added $329 million of total assets to its balance sheet, including $238 million of loans, net of negative $3.9 million of fair value adjustments, and $295 million of deposits, including a positive $1.2 million fair value adjustment to the CD portfolio.  Additionally, the Company recorded $24.7 million of goodwill and $2.7 million of core deposit intangibles.  During the quarter, the Company incurred legal and accounting costs, contract termination expenses, system conversion and integration expenses, plus employee retention and severance payments related to the acquisition.  These expenses totaled $3.2 million.  Total acquisition costs were initially estimated to be a range of $6.8 to $7.0 million and are not expected to exceed that level.  We expect remaining expenses to be incurred in the second quarter of 2014.  Our expectation of cost savings associated with the acquisition has increased to 50%, up from 40% that was originally reported.   Four banking offices will be consolidated in the second quarter and another two by year end.

Review of Balance Sheet

At March 31, 2014, total assets of the Company were $3.14 billion, an increase of 12% from total assets of $2.82 billion at March 31, 2013. Loans held for investment grew $563 million, or 32%, to $2.35 billion from $1.78 billion a year ago.  Excluding the acquisition of UFBC, loans grew approximately $325 million, or 18% annualized.  Loans held for sale decreased to $265 million compared to $535 million at March 31, 2013. Although brokered CD balances decreased $56 million, overall deposit balances increased $288 million to $2.38 billion at March 31, 2014 versus $2.09 billion at March 31, 2013.  Demand deposits (DDA) increased to $534 million and now represent 22.5% of total deposits.  Organic DDA growth was $82 million, an increase of 23% from a year ago.

For the current quarter, organic loan growth was approximately $67 million, or over 13% annualized.  Organic DDA growth was $10 million, representing a 9.3% annualized increase since year end 2013.

Commercial Banking Segment Income Review

For the current quarter ended March 31, 2014, net income for the commercial banking segment was $5.5 million.  Before the merger and conversion expenses incurred during the current quarter, net income was $7.4 million compared to $9.1 million for the quarter ended March 31, 2013.  Included in the current period results is a provision for loan losses of $1.9 million, versus a negative provision for loan losses of $542,000 that was recorded during the same quarter of 2013.  The increase to the provision for loan loss expense for the current quarter resulted from modest charge offs plus appropriately adding to the allowance for loan growth.

Net interest income for the current quarter was $25.2 million versus $22.4 million for the year ago quarter.  The Company’s tax equivalent net interest margin increased to 3.64% from 3.35% for the same period of last year.  The contribution of the assets and liabilities from UFBC added approximately $2.3 million to net interest income and 0.01% to the margin for the current quarter.

Comparing the current quarter to the same quarter of 2013, the average balance of loans held for sale decreased $278 million and the average loans held for investment balances increased $468 million. The average balance of investments grew $97 million, and the yield on total interest earning assets increased to 4.34% from 4.18%.  Over this same period, average deposit balances increased $50 million and the average balance of other borrowed funds increased $88 million.  The average cost of interest bearing liabilities decreased to 0.96% from 1.08%. The acquisition of UFBC added approximately $200 million to average loan balances and approximately $240 million to average deposit balances, and the yield on loans was enhanced approximately 0.06% while the overall cost of funds decreased by approximately 0.03%.

The allowance for loan losses decreased to 1.24% of loans outstanding at March 31, 2014 from 1.37% at December 31, 2013.  This ratio decrease is primarily the result of the addition of $238 million of acquired loans. The allowance for loan losses on the Company’s legacy portfolio was 1.36% of loans outstanding at quarter end 2014.  The Company’s nonperforming assets were 0.16% of total assets at March 31, 2014 compared to 0.08% at December 31, 2013 and 0.20% at March 31, 2013.  For the current quarter, there were modest net charge offs equal to 0.12% of average loans outstanding, compared to net recoveries of 0.03% for the previous quarter and net recoveries of 0.07% for the year ago quarter.

Non-interest income was $932,000 for the current quarter compared to $794,000 for the year ago quarter ended March 31, 2013.  Deposit fees increased to $535,000, or 7%, from the year ago quarter.  The UFBC transaction added approximately $134,000 to non-interest income for the first quarter 2014.

Non-interest expense was $15.8 million for the current quarter versus $10.1 million for the year ago quarter ended March 31, 2013.  Before the merger and conversion expenses mentioned above, non-interest expense was $13.0 million, and the bank’s efficiency ratio was 49.8%.  Approximately $1.5 million of the expense increase from the year ago quarter is attributable to expenses associated with the former UFBC.  The Company also incurred $200,000 of intangible expense amortization as a result of the transaction.  Another $360,000 of the expense increase resulted from the Company adding two branches in 2013.  The remaining expense increase was incurred to support the Company’s business initiatives.  During the first quarter of 2014, the

Company closed two underperforming branches which are expected to provide $700,000 in future annual cost savings.

Mortgage Banking Segment Income Review

For the current quarter ended March 31, 2014, net loss for the mortgage banking segment was $167,000 versus a net loss of $1.1 million for the quarter ended March 31, 2013, and a net loss of $1.6 million for the previous quarter ended December 31, 2013.

Non-interest income, which is reported net of commissions, incentives and certain salary expenses, was $7.4 million versus $7.1 million in the same prior year quarter and $4.8 million for the last quarter of 2013.  Net gains from mortgage banking activities were $7.4 million for the most recent quarter versus $6.3 million for the year ago quarter and $4.2 million for the last quarter of 2013.  The net gains from mortgage banking activities for the current quarter increased $3.6 million as a result of the Staff Accounting Bulletin (SAB) 109. For the year ago quarter and the previous quarter, the SAB 109 adjustments were decreases of $4.7 million, and $2.3 million, respectively, in unrealized gains that impacted reported income.

Loan applications totaled $961 million during the first quarter of 2014, up slightly from the previous quarter as origination trends picked up late in the quarter to offset lower refinance activity and the impact of several winter weather events.  January, February and March applications totaled $285 million, $299 million and $376 million, respectively.  During the quarter, closed loans were $551 million and loans sold to investors totaled $562 million, versus $797 million and $758 million, respectively, for the previous quarter. The margin on loans sold to investors was 2.17%, 2.24% and 1.91% for the current and previous two quarters.

Other sources of non-interest income, including managed mortgage company affiliate fees and title insurance income, have become insignificant as George Mason has exited these lines of business.

For the current quarter, reported non-interest expense was $8.3 million.  This compares to $9.2 million for the quarter ended March 31, 2013 and to $8.0 million for the quarter ended December 31, 2013.  A portion of fixed salary expense associated with loan closings each quarter are accounted for as an offset to income, similar to commissions and incentives.  As loan closings declined during the current quarter, the salary expense classified as contra-revenue declined to $1.8 million, versus $2.4 million for the previous quarter and $3.4 million for the third quarter of 2013.  Without the reclassification of these salary expenses, core non-interest expense declined to $10.1 million for the current quarter, versus $10.4 million and $12.2 million for the previous two quarters, respectively.  For these same periods, core salary and benefit expense was $6.2 million, $6.4 million and $7.6 million.  The decrease is a direct result of a 24% reduction in the non production workforce since last September. First quarter salary and benefit expenses included $288,000 of seasonally higher payroll taxes and retirement benefits, compared to the previous quarter ended December 31, 2013.

The Company is continuing to take actions to return its mortgage banking segment to meaningful profitability with each expense category being monitored, analyzed and measured in relation to production expectations.

Capital & Dividend Announcement

Subsequent to the acquisition of UFBC, the Company remains in excess of well capitalized levels.  The tier 1 capital ratio 10.72% and the total risk based capital ratio is 11.71%.  Because of its continued capital strength, the Company today also announced that its Board of Directors has declared another dividend of $0.08 per share that will be paid on May 23, 2014 to shareholders of record as of the close of business on May 8, 2014.

MANAGEMENT COMMENTS

Bernard H. Clineburg, Chairman and Chief Executive Officer of the Company, said:

“The first quarter was highlighted by the completion of the acquisition and consolidation of UFBC.  Our team worked diligently to complete the conversion in six months and continues to create further revenue opportunities and operating efficiencies.  Since our September 9th, 2013 announcement, we saw both the UFBC loan and deposit balances increase, attesting to our successful integration process and the acceptance of the Cardinal brand.  Not to be overlooked is our organic commercial loan and deposit growth, which continued to be strong as we attracted new clients and expanded existing relationships.  We are pleased with the momentum of our purchase money activity and the progress toward right-sizing our mortgage banking operations.

As always, we will continue to concentrate on gaining profitable market share, either through de novo expansion or acquisition, which will increase our franchise value.  We remain committed to building and maintaining a strong financial services company for our shareholders, employees, clients and the communities we serve.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial and operational performance, credit quality and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results of the Company to differ materially from those matters expressed or implied in such forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other reports filed with and furnished to the Securities and Exchange Commission.

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $3.14 billion at March 31, 2014, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 35 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, a residential mortgage lending company based in Fairfax, with 17 offices throughout the Washington Metropolitan region; and Cardinal Wealth Services, Inc., a wealth management services company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

Table 1.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

(Dollars in thousands)

				% Change
	March 31, 2014	December 31, 2013	March 31, 2013	Current Year	Year Over Year
	(Unaudited)		(Unaudited)
Cash and due from banks	$29,211	$18,285	$13,451	59.8%	117.2%
Federal funds sold	9,745	10,924	125,612	-10.8%	-92.2%

Investment securities available-for-sale	352,805	349,319	256,900	1.0%	37.3%
Investment securities held-to-maturity	6,351	6,477	10,790	-1.9%	-41.1%
Investment securities — trading	4,673	3,890	3,299	20.1%	41.6%
Total investment securities	363,829	359,686	270,989	1.2%	34.3%

Other investments	15,455	19,068	14,048	-18.9%	10.0%
Loans held for sale	265,313	373,993	534,706	-29.1%	-50.4%

Loans receivable, net of fees	2,345,702	2,040,168	1,782,916	15.0%	31.6%
Allowance for loan losses	(29,093)	(27,864)	(27,165)	4.4%	7.1%
Loans receivable, net	2,316,609	2,012,304	1,755,751	15.1%	31.9%

Premises and equipment, net	27,000	20,389	19,348	32.4%	39.5%
Goodwill and intangibles, net	37,390	10,144	10,243	268.6%	265.0%
Bank-owned life insurance	32,181	32,063	31,743	0.4%	1.4%
Prepaid FDIC insurance premiums	—	—	1,875	0.0%	-100.0%
Other assets	46,604	37,374	40,466	24.7%	15.2%

TOTAL ASSETS	$3,143,337	$2,894,230	$2,818,232	8.6%	11.5%

Non-interest bearing deposits	$534,064	$433,749	$361,932	23.1%	47.6%
Interest checking	448,163	398,136	355,368	12.6%	26.1%
Money markets	327,977	266,316	324,278	23.2%	1.1%
Statement savings	258,825	209,391	211,596	23.6%	22.3%
Certificates of deposit	519,806	469,279	492,165	10.8%	5.6%
Brokered certificates of deposit	288,093	281,988	343,679	2.2%	-16.2%
Total deposits	2,376,928	2,058,859	2,089,018	15.4%	13.8%

Other borrowed funds	382,854	475,232	332,353	-19.4%	15.2%
Mortgage funding checks	6,474	6,528	45,329	-0.8%	-85.7%
Escrow liabilities	1,670	1,572	6,353	6.2%	-73.7%
Other liabilities	22,966	31,507	31,559	-27.1%	-27.2%

Shareholders’ equity	352,445	320,532	313,620	10.0%	12.4%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,143,337	$2,894,230	$2,818,232	8.6%	11.5%

Table 2.

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

(Dollars in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended
	March 31
	2014	2013	% Change

Net interest income	$25,667	$22,601	13.6%
Provision for loan losses	(1,926)	457	-521.4%
Net interest income after provision for loan losses	23,741	23,058	3.0%

Non-interest income:
Service charges on deposit accounts	535	502	6.6%
Loan fees	212	219	-3.2%
Income from bank owned life insurance	119	92	29.3%
Net realized gains on investment securities	152	38	300.0%
Gain on sale of real estate	—	30	-100.0%
Other non-interest income	24	22	9.1%
Commercial banking & other segment non-interest income	1,042	903	15.4%

Title insurance & other income	—	399	-100.0%
Management fee income	21	298	-93.0%
Gains from mortgage banking activities	15,818	21,686	-27.1%
Less: mortgage loan origination expenses	(8,435)	(15,359)	-45.1%
Mortgage banking segment non-interest income	7,404	7,024	5.4%

Wealth management segment non-interest income	222	547	-59.4%
Total non-interest income	8,668	8,474	2.3%

Net interest income and non-interest income	32,409	31,532	2.8%

Salaries and benefits	11,389	9,986	14.0%
Occupancy	2,630	2,081	26.4%
Depreciation	966	745	29.7%
Data processing & communications	1,615	1,128	43.2%
Professional fees	818	1,316	-37.8%
FDIC insurance assessment	383	331	15.7%
Mortgage loan repurchases and settlements	—	62	-100.0%
Merger and acquisition expense	3,212	—	100.0%
Other operating expense	4,777	5,033	-5.1%
Total non-interest expense	25,790	20,682	24.7%
Income before income taxes	6,619	10,850	-39.0%
Provision for income taxes	2,329	3,670	-36.5%
NET INCOME	$4,290	$7,180	-40.3%

Earnings per common share - basic	$0.13	$0.23	-43.0%
Earnings per common share - diluted	$0.13	$0.23	-43.2%
Weighted-average common shares outstanding - basic	32,127,188	30,634,092	4.9%
Weighted-average common shares outstanding - diluted	32,608,599	31,019,110	5.1%

Reconciliation of Non-GAAP measures:

GAAP net income reported above	$4,290
Add: Merger and acquisition expense reported above	3,212
Subtract: provision for income taxes associated with merger and acquisition expense	(1,050)

NET INCOME, excluding above merger and acquisition charges	$6,452
Earnings per common share - basic (excluding merger and acquisition charges)	$0.20
Earnings per common share - diluted (excluding merger and acquisition charges)	$0.20

Table 3.

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(Dollars in thousands, except per share data and ratios)

(Unaudited)

	For the Three Months Ended March 31
	2014	2013
Performance Ratios:
Return on average assets	0.57%	1.01%
Return on average equity	4.79%	9.12%
Net interest margin (1)	3.64%	3.35%
Efficiency ratio (2)	75.11%	66.56%
Non-interest income to average assets	1.15%	1.19%
Non-interest expense to average assets	3.41%	2.91%

Mortgage Banking Select Data:
$ of loan applications - George Mason Mortgage	$960,600	$1,483,300
$ of loan applications - Managed Mortgage Company Affiliates	1,400	546,600
Total	962,000	2,029,900

Refi % of loan applications - George Mason Mortgage	18%	48%
Refi % of loans applications- Managed Mortgage Company Affiliates	0%	46%
Total	18%	47%

$ of loans closed - George Mason Mortgage	$551,443	$1,083,217
$ of loans closed - Managed Mortgage Company Affiliates	13,034	425,687
Total	564,477	1,508,904

# of loans closed - George Mason Mortgage	1,689	3,234
# of loans closed - Managed Mortgage Company Affiliates	30	1,121
Total	1,719	4,355

$ of loans sold - George Mason Mortgage	$561,956	$1,245,510
$ of loans sold - Managed Mortgage Company Affiliates	71,504	504,600
Total	633,460	1,750,110

$ of locked commitments - George Mason Mortgage	$667,778	$1,174,308
$ locked commitments at period end - George Mason Mortgage	$327,243	$572,794
$ of loans held for sale at period end - George Mason Mortgage	$224,248	$370,623
Realized gain on sales and fees as a % of loan sold (3)	2.17%	2.12%
Net realized gains as a % of realized gains (Gain on sale margin) (4)	30.69%	41.81%

Asset Quality Data:
Net charge-offs (recoveries) to average loans receivable, net of fees	0.12%	-0.07%
Total nonaccrual loans	$4,947	$5,606
Real estate owned	$—	$—
Nonperforming loans to loans receivable, net of fees	0.21%	0.31%
Nonperforming loans to total assets	0.16%	0.20%
Nonperforming assets to total assets	0.16%	0.20%
Total loans receivable past due 30 to 89 days	$2,954	$2,943
Total loans receivable past due 90 days or more	$—	$—
Allowance for loan losses to loans receivable, net of fees	1.24%	1.52%
Allowance for loan losses to nonperforming loans	588.09%	484.57%

Capital Ratios:
Tier 1 risk-based capital	10.72%	12.70%
Total risk-based capital	11.71%	13.83%
Leverage capital ratio	10.82%	10.83%
Book value per common share	$11.03	$10.36
Tangible book value per common share (5)	$9.86	$10.03
Common shares outstanding	31,962	30,262

(1) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2014 and 2013.

(2) Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

(3) Realized gains are those gains recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(4) Net realized gains are gains net of loan origination expense recognized on the date the loan is sold and do not include the unrealized gains recognized at the loan commitment date.

(5) Tangible book value is calculated as total shareholders’ equity less goodwill and other intangible assets, divided by common shares outstanding.

Table 4.

Cardinal Financial Corporation and Subsidiaries

(Dollars in thousands, except share and per share data)

(Unaudited)

Mortgage Revenue Recognition Impact of SAB 109 (Written Loan Commitments Recorded at Fair Value Through Earnings)

	For the Three Months Ended March 31
	2014	2013	% Change
Net Gains from Mortgage Banking Activities:
As Reported
Fair Value of LCs / Unrealized Gains Recognized @ LC date **(see note below)	$15,818	$21,686	-27.06%
Loan origination expenses recognized @ Loan Sale Date	8,435	15,359	-45.08%
Reported Net Gains from Mortgage Banking Activities	7,383	6,327	16.69%

As Adjusted
Realized Gains Recognized @ Loan Sale Date	12,170	26,393	-53.89%
Loan origination expenses recognized @ Loan Sale Date	8,435	15,359	-45.08%
Adjusted Net Gains from Mortgage Banking Activities	3,735	11,033	-66.15%

Impact of SAB 109 on Net Gains from Mortgage Banking Activities:
Increase/(Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB 109	$3,648	$(4,707)	-177.51%

Net Income Reconciliation for the Impact of Merger and Acquisition Expenses and SAB 109

	For the Three Months Ended March 31
	2014	2013	% Change

Reported Net Income	$4,290	$7,180	-40.25%
Aftertax Merger and Acquisition Expense	2,162
Adjusted Net Income	6,452	7,180	-10.14%
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	2,353	(3,036)	-177.51%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities and Merger & Acquisition Expenses	$4,099	$10,216	-59.88%

Earnings per Share (EPS) Reconciliation:
Reported Net Income	$0.13	$0.23	-43.16%
Aftertax Merger and Acquisition Expense	0.07	—
Adjusted Net Income	0.20	0.23
Aftertax Net Increase / (Decrease) in Unrealized Gains on Mortgage Banking Activities Related to SAB109	0.07	(0.10)	-173.73%
Adjusted Net Income Before Increase / (Decrease) in Unrealized Gain on Mortgage Banking Activities and Merger & Acquisition Expenses	$0.13	$0.33	-61.83%

Performance Ratios (adjusted for M&A expense and change in unrealized mortgage banking gains):
Return on average assets	0.54%	1.44%
Return on average equity	4.58%	12.97%
Efficiency ratio	73.58%	57.80%
Non-interest income to average assets	0.66%	1.85%

**

Per the accounting guidance set forth by SEC Staff Accounting Bulleting (SAB) #109 regarding mortgage lending activities, the fair value of a “locked” commitment, or an unrealized gain, is recognized in income on the day of the locked commitment (LC).  As a result of this revenue recognition, the unrealized gains then become part of the basis of the ensuing loan held for sale (LHFS) when the loan is closed. When the loan is sold to investors, the “price” received is equal to the basis of the loan held for sale, and there is no gain or loss recognized. At any point in time (e.g. quarter end) the fair value of the LCs and the premium to the par value of LHFS represent unrealized gains that have been recognized in income, either in the current period or prior periods.  This accounting creates a mismatch between the income recognition on loan production and expense recognition for those same loans, which is discussed below.

In accordance with accounting rules (formally FAS 91), direct (e.g. commissions) and indirect loan expenses associated with originating, underwriting and closing loans are deferred and amortized over the life of the loan.  In mortgage banking, this results in the mentioned expenses being recognized at the time of investor purchase of the loan (i.e. loan sale date) which often occurs in the quarter subsequent to the original LC and creates a mismatch in the timing of the revenue and expense.  These expenses are “netted” from the gain on sale from mortgage banking activities, which is included in non-interest income.

Table 5.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

Three Months Ended March 31, 2014, December 31, 2013, and March 31, 2013

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Average Balance	Average Yield	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial and industrial	$259,650	4.96%	$218,324	4.24%	$218,584	4.00%
Real estate - commercial	1,159,091	4.36%	1,000,286	4.52%	825,509	4.91%
Real estate - construction	397,199	4.86%	343,793	5.17%	374,301	5.12%
Real estate - residential	304,546	4.08%	286,403	4.22%	234,630	4.60%
Home equity lines	114,720	3.70%	110,333	3.65%	116,539	3.72%
Consumer	6,465	5.21%	3,853	5.56%	3,725	5.14%
Total loans	2,241,671	4.45%	1,962,992	4.57%	1,773,288	4.74%

Loans held for sale	218,094	4.54%	285,466	4.82%	496,038	3.67%
Investment securities - available-for-sale (1)	342,127	3.98%	337,097	4.03%	244,297	4.30%
Investment securities - held-to-maturity	8,306	1.87%	9,694	1.70%	11,121	2.01%
Other investments	15,521	3.40%	13,728	2.68%	13,539	6.88%
Federal funds sold	31,790	0.40%	35,880	0.25%	185,174	0.25%
Total interest-earning assets	2,857,509	4.34%	2,644,857	4.45%	2,723,457	4.18%

Non-interest earning assets:
Cash and due from banks	35,831		18,159		14,166
Premises and equipment, net	24,849		19,995		19,425
Goodwill and intangibles, net	32,849		10,144		10,267
Accrued interest and other assets	100,878		92,763		106,841
Allowance for loan losses	(30,043)		(27,565)		(27,384)

TOTAL ASSETS	$3,021,873		$2,758,353		$2,846,772

Interest-bearing liabilities:
Interest checking	$420,285	0.52%	$387,340	0.53%	$345,087	0.63%
Money markets	312,656	0.30%	301,097	0.25%	277,927	0.30%
Statement savings	247,568	0.27%	214,209	0.27%	209,820	0.27%
Certificates of deposit	754,081	1.01%	741,677	1.18%	992,907	1.03%
Total interest-bearing deposits	1,734,590	0.66%	1,644,323	0.74%	1,825,741	0.76%

Other borrowed funds	375,775	2.34%	304,069	2.87%	287,645	3.08%
Total interest-bearing liabilities	2,110,365	0.96%	1,948,392	1.07%	2,113,386	1.08%

Non-interest bearing liabilities:
Non-interest bearing deposits	519,016		444,791		377,518
Other liabilities	34,529		40,583		40,925

Shareholders’ equity	357,963		324,587		314,943

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$3,021,873		$2,758,353		$2,846,772

NET INTEREST MARGIN (1)		3.64%		3.65%		3.35%

(1) The average yields for loans receivable and investment securities available-for-sale are reported on a fully taxable-equivalent basis at a rate of 33% for 2014 and 2013.

Table 6.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting

(Dollars in thousands)

(Unaudited)

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
At and for the Three Months Ended March 31, 2014:
Net interest income	$25,193	$638	$—	$(164)	$—	$25,667
Non-interest income	932	7,391	167	178	—	8,668
Non-interest expense	15,792	8,293	112	1,593	—	25,790
Net income (loss) before provision and taxes	10,333	(264)	55	(1,579)	—	8,545
Provision for loan losses	1,926	—	—	—	—	1,926
Provision for income taxes	2,895	(97)	19	(488)	—	2,329
Net income (loss)	$5,512	$(167)	$36	$(1,091)	$—	$4,290
Add: merger & acquisition expense reported above	2,772	—	—	440	—	3,212
Subtract: provision for income taxes associated with merger & acquisition expense	(908)	—	—	(142)	—	(1,050)
Net income, excluding above merger and acquisition charges	$7,376	$(167)	$36	$(793)	$—	$6,452

Average Assets	$2,943,545	$230,424	$2,300	$379,810	$(534,206)	$3,021,873

At and for the Three Months Ended March 31, 2013:
Net interest income	$22,397	$398	$—	$(194)	$—	$22,601
Non-interest income	794	7,101	547	42	(10)	8,474
Non-interest expense	10,052	9,201	677	762	(10)	20,682
Net income (loss) before provision and taxes	13,139	(1,702)	(130)	(914)	—	10,393
Provision for loan losses	(542)	85	—	—	—	(457)
Provision for income taxes	4,599	(641)	(43)	(245)	—	3,670
Net income (loss)	$9,082	$(1,146)	$(87)	$(669)	$—	$7,180

Average Assets	$2,840,355	$498,024	$2,528	$331,480	$(825,615)	$2,846,772